Exhibit 10.3

June 1, 2015

Mr. Angelo Costa

S & R Costa Realty L.P.

PO Box 107

Fort Lee, NJ 07024

Re:	Proposal to Lease

181 Legrand Avenue

Northvale, New Jersey

Dear Mr. Costa:

In response to the request from your attorney Mark D Madaio in his May 21, 2015 correspondence, the following is a Proposal to renew and extend to lease for the subject facility dated November 1, 2003 between Inrad Optics (“Tenant”) and S & R Costa Realty, LLP (“Landlord”) which reflects the terms and conditions agreed upon at our meeting of May 20, 2015:

Location:	181 Legrand Avenue
Northvale, New Jersey

Area:	41,935 square feet

Term:	Two (2) Years

Commencement:	June 1, 2015

Rent:	Year One-	$ 6.75 per square foot, net.
	Year Two-	$ 6.75 per square foot, net.

Option to expand:	Tenant shall have the right to expand to the adjacent 3,500 square feet of additional space under the same rent, terms covenants and conditions.

Renewal Option:	Tenant shall have the option to renew the lease for an additional term of two years under the same terms covenants and conditions, by providing 6 months prior notice at a rent as follows:

Option Year Three-	$ 6.75 per square foot, net.
Option Year Four-	$ 7.00 per square foot, net.

Broker:	Tenant confirms that no broker was involved in or is entitled to any real estate brokerage commission in connection with this agreement. Furthermore, Tenant indemnifies Landlord for any claim for fees or other charges related to broker services by Dickstein Real Estate Services in connection with this tenancy, and agrees that any and all such charges are the responsibility of Tenant

Mr. Angelo Costa	June 1, 2015
Costa Realty, L.P.	Page 2
Fort Lee, NJ 07024

Work by Landlord:	As in inducement to execute this agreement, Landlord has agreed to continue to prosecute the completion as rapidly as possible repairs to the roof and to complete the repair work to the exterior stairway by no later than June 30, 2015 and finally Landlord agrees to paint the partitions that were stained due to the roof leaks in a color selected by Tenant, with such work completed no later than July 31, 2015.

All other terms and conditions of the lease dated November 1, 2003 remain in full force and effect. If the foregoing Proposal to Lease is acceptable, kindly countersign and return one copy of this agreement where indicated below:

Sincerely,

William J. Foote, CPA
CFO, Secretary and Treasurer

cc	Ms. Amy Eskilson

AGREED:

By Landlord:
S & R COSTA REALTY, LLP

By:
Mr. Angelo Costa